Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF ADICET

The following discussion and analysis of Adicet’s financial condition and results of operations should be read in conjunction with Adicet’s financial statements, accompanying notes and other financial information appearing elsewhere in this proxy statement/prospectus/information statement. This “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Adicet” contains forward-looking statements that involve risks and uncertainties. Adicet’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. Please see “Forward-Looking Statements” for additional factors relating to such statements and see “Risk Factors—Risks Related to Adicet” for a discussion of certain risk factors applicable to Adicet’s business, financial condition and results of operations. Operating results are not necessarily indicative of results that may occur in future periods. In this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Adicet”, unless the context implies otherwise, the use of “Adicet”, and the “company” refer to Adicet Bio, Inc.

Overview

Adicet is a biotechnology company that is advancing a new generation of chimeric antigen receptor (CAR)-modified-T cell therapies in oncology and other indications. Adicet’s approach is based on gamma delta T cells, an immune cell population that the company believes has potentially significant advantages over alpha beta T cells, which are the basis of standard CAR-T cell therapies. Adicet believes that it is at the forefront to take tumor targeting gamma delta CAR-T cell product candidates into IND-enabling studies and clinical trials for specific tumor types. Adicet is developing proprietary processes for engineering and manufacturing product candidates based on gamma delta T cells from the blood of healthy donors, resulting in high yields of cells with efficacious tumor-killing activity in preclinical experiments. The ability to administer product candidates based on gamma delta T cells to patients without inducing a graft versus host immune response means that Adicet’s products can potentially be produced as off-the-shelf therapies. This is in contrast to products based on alpha beta T cells, which either must be manufactured for each patient from his or her own T cells or which require significant gene editing to manufacture allogeneic therapies, that is, therapies that are based on T cells derived from donors that are unrelated to the patient. Based on what Adicet believes in the enormous promise of these cells and associated modifications, Adicet is initially developing product candidates in oncology, both for hematological malignancies and for solid tumor indications. Due to certain unique properties of gamma delta T cells, Adicet believes that its product candidates will have an inherent capacity to recognize and kill circulating tumor cells and to infiltrate and kill solid tumors, the cause of over 90% of all cancer deaths as estimated by the American Cancer Society in 2020. Adicet intends to file an IND application with the FDA in 2020 for ADI-001, the company’s lead product candidate, in Non-Hodgkin’s Lymphoma, or NHL. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-001 in the first half of 2021. Adicet expects initial clinical results from this trial in 2021. Adicet intends to file an IND application with the FDA in 2021 for ADI-002 the company’s first solid tumor product candidate. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-002 in 2021.

ADI-001 is a gamma delta T cell product candidate into which Adicet introduced a CAR that specifically recognizes CD20, a highly expressed surface protein found on the majority of non-Hodgkin lymphomas, or NHLs. Adicet is developing a highly efficient and robust process to activate, engineer and manufacture product candidates derived from peripheral blood cells of healthy donors. Adicet believes that ADI-001 has the potential to benefit the majority of patients that have NHL while also providing clinical validation of Adicet’s gamma delta T cell platform technology. In addition to potentially providing access to immunocellular therapies to a broader set of patients with hematological malignancies, Adicet believes that its platform technology is well-positioned to bring these therapies to patients with solid tumors. ADI-002 is a product candidate containing a CAR directed against Glypican-3, or GPC3, a tumor antigen that is highly expressed in hepatocellular carcinoma, or HCC, and other tumors such as gastric cancer and squamous cell carcinoma of the lung. ADI-002 has dose-dependent antitumor activity in animal models.

Adicet’s solid tumor efforts are further complemented by the company’s proprietary T cell receptor-like antibody, or TCRL, technology, a monoclonal antibody technology which enables the generation of CARs that recognize tumor antigens inside tumor cells, also known as intracellular proteins. Adicet believes that the ability to selectively bind to tumor antigens derived specifically from intracellular proteins is a critical advantage to immunocellular therapy due to the scarcity of tumor-specific surface antigens on solid tumors. Adicet’s approach to generating CARs for some product candidates takes advantage of this ability.

Since Adicet’s formation in November 2014, the company has incurred significant operating losses. Adicet’s net losses were $12.9 million and $6.8 million for the six months ended June 30, 2020 and 2019, respectively and $28.1 million and $9.3 million for the years ended December 31, 2019 and 2018, respectively. As of June 30, 2020, Adicet had an accumulated deficit of $82.6 million.

Adicet expects to continue to incur significant expenses with ongoing activities, operating as a public company, and as the company:

•	Continues to advance Adicet’s product candidates through preclinical and clinical development, seeks regulatory approval, and prepares for and, if approved, proceeds to commercialization;

•	Acquires, discovers, validates and develops additional product candidates;

•	Obtains, maintains, protects and enforces its intellectual property portfolio;

•	Implements operational, financial and management systems; and

•	Attracts, hires and retains additional administrative, clinical, regulatory and scientific personnel.

As a result, Adicet will need additional financing to support its continuing operations. Adicet does not have any products approved for sale and has not generated any product revenue since inception. From inception, Adicet has funded its operations through a collaboration and licensing arrangement with Regeneron, as well as through the private placement of equity securities. In July, August and September 2019, Adicet raised aggregate net proceeds of approximately $74.8 million from the sale of shares of Series B redeemable convertible preferred stock. In July 2020, Adicet received an additional payment of $10.0 million dollars from Regeneron for timely achieving a milestone relating to the selection of a clinical candidate related to the second collaboration target. Adicet’s ability to generate product revenue will depend on the successful development, regulatory approval and eventual commercialization of one or more of its product candidates. Until such time as Adicet can generate significant revenue from product sales, if ever, the company expects to finance its operations through the sale of equity, debt financings, collaborative or other arrangements with corporate or other sources of financing. Adequate funding may not be available to Adicet on acceptable terms, or at all. If Adicet fails to raise capital or enter into such agreements as and when needed, the company may have to significantly delay, scale back or discontinue the development and commercialization of its product candidates.

Adicet plans to continue to use third-party service providers, including costs for contract manufacturing organizations (“CMOs”) and costs for contract research organizations (“CROs”), to carry out its preclinical and clinical development and to manufacture and supply the materials to be used during the development of its product candidates.

On April 28, 2020, Adicet entered into an agreement and plan of merger with resTORbio, Inc., a Delaware corporation (“resTORbio”), and Project Oasis Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of resTORbio (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Adicet, with Adicet surviving as a wholly owned subsidiary of resTORbio. The merger remains subject to certain conditions, including the approval of resTORbio stockholders. Upon closing of the merger, resTORbio will be renamed “Adicet Bio, Inc.”

Immediately after the merger, Adicet’s security holders as of immediately prior to the effective time of the merger expect to own approximately 75% of the fully-diluted common stock of the combined company and resTORbio security holders as of immediately prior to the effective time of the merger expect to own approximately 25% of the fully-diluted common stock of the combined company (in each case excluding equity incentives available for grant). The relative percentage ownership of the combined company as specified by the exchange ratio described below was derived using a stipulated value of Adicet in the merger agreement of approximately $220.0 million and of resTORbio in the merger agreement of approximately $73.3 million.

Subject to the terms and conditions set forth in the merger agreement, each share of Adicet’s common stock and redeemable convertible preferred stock issued and outstanding immediately prior to the effective time of the merger (excluding any shares that are held in treasury and any dissenting shares held by stockholders who have exercised and perfected appraisal rights) will be converted into the right to receive approximately 0.8555 shares of resTORbio common stock, subject to adjustment to account for the reverse stock split. This exchange ratio is an estimate only and is based upon resTORbio’s and Adicet’s capitalization as of August 4, 2020. The final exchange ratio will be determined pursuant to a formula described in more detail in the merger agreement.

Recent Developments

Impact of COVID-19 Pandemic

In December 2019, a novel strain of coronavirus, COVID-19, was reported in China. Since then, COVID-19 has spread globally. The spread of COVID-19 from China to other countries has resulted in the World Health Organization, or WHO, declaring the outbreak of COVID-19 as a “pandemic,” or a worldwide spread of a new disease, on March 11, 2020. Many countries around the world have imposed quarantines and restrictions on travel and mass gatherings to slow the spread of the virus and have closed non-essential businesses.

As local jurisdictions continue to put restrictions in place, Adicet’s ability to continue to operate its business may also be limited. Such events may result in a period of business, supply and drug product manufacturing disruption, and in reduced operations, any of which could materially affect Adicet’s business, financial condition and results of operations. In response to the COVID-19 pandemic, Adicet implemented remote working and thus far has not experienced a significant disruption or delay in its operations as it relates to the clinical development of its drug candidates. However, Adicet anticipates that the impact of the COVID-19 pandemic may create difficulties in its clinical trials for a variety of reasons, including future regulations regarding, or the inability or unwillingness of patients to, travel to participate in clinical trials, or participate in clinical trials that are administered in medical facilities that also treat COVID-19, potential delays in the FDA’s review and approval processes and/or shortages of medical supplies that may force medical professionals to focus on non-clinical procedures, including treatment of COVID-19. The duration and ultimate impact of the COVID-19 pandemic on clinical trials generally, and on Adicet’s trials particularly, is unknown at this time.

In addition, the spread of COVID-19, which has caused a broad impact globally, may materially affect Adicet economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing Adicet’s ability to access capital, which could in the future negatively affect its liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect Adicet’s business. Possible effects may also include absenteeism in Adicet’s labor workforce, unavailability of products and supplies used in operations, and a decline in value of assets held by Adicet, including inventories, property and equipment, and marketable debt securities.

Financial Operations Overview

Revenue

Adicet has no products approved for commercial sale and does not expect to generate revenue from product sales unless and until it successfully completes development and obtains regulatory approval for its product candidates, which the company expects will not be for several years, if ever. Adicet’s revenues to date are generated from the Regeneron Agreement. The primary purpose of the Regeneron Agreement is to establish a strategic relationship to identify and validate appropriate targets and work together to develop a pipeline of engineered immune cell products (referred to as “Collaboration ICPs”) for the selected targets. The Regeneron Agreement includes the following: (i) licenses to Adicet’s technology, (ii) research and development services, (iii) services or obligations in connection with participation in the research committee, (iv) information sharing, and (v) manufacturing services to manufacture of Collaboration ICPs for the research programs. The Regeneron Agreement provides Regeneron an option to obtain an exclusive, royalty-bearing development and commercial license under Adicet’s intellectual property to develop and commercialize the optioned Collaboration ICPs ready for an IND submission.

Adicet received a non-refundable upfront payment of $25.0 million from Regeneron upon execution of the Regeneron Agreement, an aggregate of $10.0 million of additional payments for research funding from Regeneron as of June 30, 2020 and an additional payment of $10.0 million dollars in July 2020 from Regeneron for timely achievement of a milestone relating to the selection of a clinical candidate. In addition, Regeneron may have to pay Adicet additional amounts in the future consisting of up to an aggregate of $100.0 million of option exercise fees, as specified in the Regeneron Agreement. Regeneron must also pay Adicet high single digit royalties as a percentage of net sales for ICPs to targets for which it has exclusive rights and low single digit royalties as a percentage of net sales on any non-ICP product comprising a targeting moiety generated by Adicet through the use of Regeneron’s proprietary mice. Adicet must pay Regeneron mid-single to low double digit, but less than teens, royalties as a percentage of net sales of ICPs to targets for which it has exercised exclusive rights, and low to mid-single digit royalties as a percentage of net sales of targeting moieties generated from its license to use Regeneron’s proprietary mice. Royalties are payable until the longer of the expiration or invalidity of the licensed patent rights or twelve (12) years from first commercial sale.

Adicet uses a cost-based input method to measure proportional performance and to calculate the corresponding amount of revenue to recognize under the Regeneron Agreement. In applying the cost-based input method of revenue recognition, Adicet uses actual costs incurred relative to budgeted costs to fulfill the combined performance obligation. Revenue is recognized based on actual costs incurred as a percentage of total budgeted costs as Adicet completes its performance obligations over the research term of five years. A cost-based input method of revenue recognition requires Adicet to estimate costs to complete its performance obligations, which requires significant judgment to evaluate assumptions related to cost estimates. The cumulative effect of revisions to estimated costs to complete Adicet’s performance obligations is recorded in the period in which changes are identified and amounts can be reasonably estimated.

Operating Expenses

Research and Development Expenses

Research and development expenses, which consist primarily of costs incurred in connection with the development of Adicet’s product candidates, are expensed as incurred. Research and development expenses consist primarily of:

•	employee related costs, including salaries, bonuses, benefits and stock-based compensation expenses for research and development employees;

•	costs incurred under agreements with consultants, CMOs, and CROs;

•	lab materials, supplies, and maintenance of equipment used for research and development activities; and

•	allocated facility-related costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and amortization, information technology costs and general support services.

Adicet does not allocate its costs by product candidate, as a significant amount of research and development expenses are not tracked by product candidate, and Adicet believes the allocation of such costs would be arbitrary and would not provide a meaningful assessment as it has used its employee and infrastructure resources across multiple product candidate research and development programs.

Adicet is focusing substantially all of its resources on the development of its product candidates. At this time, Adicet cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development of its product candidates. Adicet is also unable to predict when, if ever, material net cash inflows will commence from sales of its product candidates. The duration, costs, and timing of clinical trials and development of Adicet’s product candidates will depend on a variety of factors, including:

•	the scope, rate of progress and expense of clinical trials and other research and development activities;

•	clinical trial results;

•	uncertainties in clinical trial enrollment rate or design;

•	significant and changing government regulation;

•	the timing and receipt of any regulatory approvals;

•	the FDA’s or other regulatory authority’s influence on clinical trial design;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	commercializing product candidates, if and when approved, whether alone or in collaboration with others;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for product candidates;

•	continued applicable safety profiles of the products following approval; and

•	retention of key research and development personnel.

A change in the outcome of any of these variables with respect to the development of a product candidate could significantly change the costs, timing and viability associated with the development of that product candidate. For example, if the FDA, or another regulatory authority, were to require Adicet to conduct clinical trials beyond those that it currently anticipates will be required for the completion of clinical development of a product candidate, or if the company experiences significant delays in enrollment in any of its clinical trials, it could be required to expend significant additional financial resources and time on the completion of clinical development. Furthermore, Adicet is unable to predict when or if its product candidates will receive regulatory approval with any certainty.

Adicet intends to file an IND application with the FDA in 2020 for ADI-001, the company’s lead product candidate, in Non-Hodgkin’s Lymphoma, or NHL. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-001 in the first half of 2021. Adicet intends to file an IND application with the FDA in 2021 for ADI-002, the company’s first solid tumor product candidate. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-002 in 2021.

Adicet is focusing substantially all of its resources on the development of its product candidates. Adicet expects its research and development expenses to increase substantially during the next few years, as it seeks to initiate clinical trials for its product candidates, complete its clinical program, pursue regulatory approval of its product candidates and prepare for a possible commercial launch. Predicting the timing or the cost to complete its clinical program or validation of its commercial manufacturing and supply processes is difficult and delays may occur because of many factors, including factors outside of Adicet’s control.

General and Administrative Expenses

General and administrative expenses consist principally of payroll and personnel expenses, including salaries, bonuses, benefits and stock-based compensation expenses, professional fees for legal, consulting, accounting and tax services, allocated overhead expenses, including rent, equipment, depreciation, information technology costs and utilities, and other general operating expenses not otherwise classified as research and development expenses.

Adicet anticipates that its general and administrative expenses will increase for the foreseeable future due to anticipated expenses related to the merger and as a result of operating as a public company, including expenses related to personnel costs, expanded infrastructure and higher consulting, legal and accounting services costs associated with complying with the applicable Nasdaq and SEC requirements, investor relations costs and director and officer insurance premiums.

Interest Income

Interest income consists primarily of interest income earned on Adicet’s cash and cash equivalents and marketable debt securities.

Interest Expense

Interest expense consists of amortization of debt issuance costs related to the Loan Agreement (as defined below).

Other Income, Net

Other income, net primarily consists of changes in the fair value of Adicet’s redeemable convertible preferred stock tranche liability and redeemable convertible preferred stock warrant liability.

Results of Operations

The following table summarizes Adicet’s results of operations for the periods indicated (in thousands, except percentages):

Comparison of the Six Months Ended June 30, 2020 and 2019

	Six Months Ended June 30,
	2020	2019	Change	% Change
Revenue	$9,465	$6,073	$3,392	56%
Operating expenses
Research and development	15,709	10,837	4,872	45%
General and administrative	9,943	4,222	5,721	136%

Total operating expenses	25,652	15,059	10,593	70%

Loss from operations	(16,187)	(8,986)	(7,201)	80%
Interest income	551	285	266	93%
Interest expense	(34)	—	(34)	100%
Other income, net	50	1,920	(1,870)	(97%)

Loss before income tax expense (benefit)	(15,620)	(6,781)	(8,839)	130%
Income tax benefit	(2,679)	1	(2,680)	* %

Net loss	$(12,941)	$(6,782)	$(6,159)	91%

*	Not meaningful

Revenue increased by $3.4 million, or 56%, from the six months ended June 30, 2019 to the six months ended June 30, 2020 resulting from the increase in revenue recognized under the Regeneron Agreement. The increase in revenue recognized under the Regeneron Agreement for the six months ended June 30, 2020 was primarily due to the following reasons:

•

In April 2019, Adicet executed an amendment to the Regeneron Agreement, according to which the future research program fees that were due on the third and fourth anniversaries of the Regeneron Agreement were replaced with payments based on achievement of certain development and regulatory milestones. After the amendment became effective in July 2019, these payments were accounted for as variable consideration and excluded from the transaction price due to substantial uncertainties related to achieving the milestones and, as a result, earning such payments. This resulted in a decrease in the cumulative revenue recognized under the Regeneron Agreement in the third quarter of 2019. However, in June 2020, Adicet achieved a milestone relating to the selection of a clinical candidate resulting in an increase in the transaction price by $10.0 million. Adicet increased the transaction price of the Regeneron Agreement in June 2020 when it achieved the milestone for the selection of a clinical candidate, resulting in an recognition of cumulative revenue of $5.0 million during the six months ended June 30, 2020 (see critical accounting policy below).

•

Additionally, the proportional performance under the Regeneron Agreement measured, using a cost-based input method, was higher during the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 due to increased research and development activities.

Research and development

	Six months Ended June 30,
	2020	2019
Payroll and personnel expenses(1)	$6,597	$4,771
Costs incurred under agreements with consultants, CMOs, and CROs	$5,476	$2,051
Lab materials, supplies, and maintenance of equipment used for research and development activities	$2,062	$2,729
Other research and development expenses(2)	$1,574	$1,286

Total research and development expenses	$15,709	$10,837

(1)	Employee related costs, including salaries, bonuses, benefits and stock-based compensation expenses for research and development employees.
(2)	Allocated facility-related costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and amortization, information technology costs and general support services.

Research and development expenses increased by $4.9 million, or 44%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The increase in research and development expenses was primarily due to an increase of $3.4 million in fees paid to CROs and CMOs due to increased manufacture and preclinical development, an increase of $1.8 million in payroll and personnel expenses, including salaries, bonuses, benefits and stock-based compensation expenses due to increases in headcount of employees involved in research and development activities, and an increase of $0.4 million in allocated facility-related costs and other general support services offset by a decrease of $0.7 million in laboratory materials, supplies, and maintenance of equipment used for research and development activities.

General and administrative

General and administrative expenses increased by $5.7 million, or 136%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The increase in general and administrative expenses was primarily due to an increase of $4.7 million of professional fees for legal, consulting, accounting, tax and other services, an increase of $0.3 million in depreciation, rent, travel and other expenses, and an increase of $0.7 million of payroll and personnel expenses, including salaries, bonuses, benefits and stock-based compensation expenses due to an increase in compensation for temporary employees offset by a decrease of recruiting expenses for employees involved in general and administrative activities. The increase in professional fees resulted primarily from the transaction costs incurred in connection with the merger with resTORbio.

Interest income

Interest income increased by $0.3 million, or 93%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019, which was primarily attributable to interest income from the increase in cash and cash equivalents and marketable debt securities as a result of the proceeds received from the sale of shares of Series B redeemable convertible preferred stock in the third quarter of 2019.

Interest expense

Interest expense of less than $0.1 million for the six months ended June 30, 2020 is attributable to amortization of issuance costs of the Loan Agreement (as defined below) entered in April 2020.

Other income, net

Other income, net decreased by $1.9 million, or 97%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019, which was primarily due to decreases in other income resulting from the change in fair value of redeemable convertible preferred stock tranche liability and from the change in fair value of redeemable convertible preferred stock warrant liability.

Income tax benefit

Income tax benefit increased by $2.7 million for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The income tax benefit during the six months ended June 30, 2020 was a result of the recognition of a net operating loss carryback under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which was enacted on March 27, 2020 in response to the COVID-19 pandemic and generated a refund of income taxes paid by Adicet for the year ended December 31, 2017. Adicet records the effect of an enacted change in a tax law in the period that includes the enactment date in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes.

The tax relief measures under the CARES Act for businesses include a five-year net operating loss carryback, suspension of annual deduction limitation of 80% of taxable income from net operating losses generated in a tax year beginning after December 31, 2017, changes in the deductibility of interest, acceleration of alternative minimum tax credit refunds, payroll tax relief, and a technical correction to allow accelerated deductions for qualified improvement property.

Comparison of the Years Ended December 31, 2019 and 2018

The following table summarizes Adicet’s results of operations for the periods indicated (in thousands, except percentages):

	Year Ended December 31,
	2019	2018	Change	% Change
Revenue	$995	$8,181	$(7,186)	(88%)
Operating expenses
Research and development	23,691	14,717	8,974	61%
General and administrative	8,692	8,428	264	3%

Total operating expenses	32,383	23,145	9,238	40%

Loss from operations	(31,388)	(14,964)	(16,424)	110%
Interest income	938	543	395	73%
Other income, net	2,331	4,533	(2,202)	(49%)

Loss before income tax expense (benefit)	(28,119)	(9,888)	(18,231)	184%
Income tax expense (benefit)	19	(589)	608	(103%)

Net loss	$(28,138)	$(9,299)	$(18,839)	203%

Revenue

Revenue decreased by $7.2 million, or 88%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 resulting from the decrease in revenue recognized under the Regeneron Agreement.

The decrease in revenue recognized under the Regeneron Agreement during the year ended December 31, 2019 was primarily due to the following reasons:

•

In April 2019, Adicet executed an amendment to the Regeneron Agreement according to which future research program fees that were due on the third and fourth anniversaries of the Regeneron Agreement were replaced with the payments based on achievement of certain development and regulatory milestones. After the amendment became effective in July 2019, these payments were accounted for as variable consideration and excluded from the transaction price due to substantial uncertainties related to achieving the milestones and, as a result, earning with such payments. This resulted in a decrease in the cumulative revenue recognized under the Regeneron Agreement (see critical accounting policy on revenue recognition below).

•

Additionally, the total estimated costs of research and development expenses to fulfill the obligations under the Regeneron Agreement have increased in 2019 due to updated estimated CMO and CRO costs, including additional costs for adding second source providers. This also resulted in a decrease in the cumulative revenue amount recognized under the Regeneron Agreement.

Research and development

	Year Ended December 31,
	2019	2018
Payroll and personnel expenses(1)	$10,104	$7,449
Costs incurred under agreements with consultants, CMOs, and CROs	$5,982	$1,054
Lab materials, supplies, and maintenance of equipment used for research and development activities	$4,961	$3,857
Other research and development expenses(2)	$2,644	$2,357
Total research and development expenses	$23,691	$14,717

(1)	Employee related costs, including salaries, bonuses, benefits and stock-based compensation expenses for research and development employees.
(2)	Allocated facility-related costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and amortization, information technology costs and general support services.

Research and development expenses increased by $9.0 million, or 61%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in research and development expenses was primarily due to an increase of $4.9 million in fees paid to CROs and CMOs due to initiating and ramping up manufacturing and preclinical development activities related to Adicet’s first product candidate, an increase of $2.7 million in payroll and personnel expenses, including salaries, bonuses, benefits and stock-based compensation expenses due to increases in headcount of employees involved in research and development activities, an increase of $1.1 million in laboratory materials, supplies, and maintenance of equipment used for research and development activities, and an increase of $0.3 million in facility-related costs and other general support services.

General and administrative

General and administrative expenses increased by $0.3 million, or 3%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in general and administrative expenses was primarily due to an increase of $0.7 million of professional fees for legal, consulting, accounting, tax and other services and an increase of $0.4 million in depreciation, rent, travel and other expenses, offset by a decrease of $0.8 million of payroll and personnel expenses, including salaries, bonuses, benefits and stock-based compensation expenses largely due to a decrease in stock-based compensation expenses resulting from accounting for forfeitures of unvested stock options of terminated employees during the year that was partly offset by increases in headcount at the senior management level.

Interest income

Interest income increased by $0.4 million, or 73%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, which was primarily attributable to interest income from an increase in cash and cash equivalents and marketable debt securities as a result of the proceeds received from the sale of shares of Series B redeemable convertible preferred stock in the third quarter of 2019.

Other income, net

Other income, net decreased by $2.2 million, or 49%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, which was primarily due to a decrease in fair value of redeemable convertible preferred stock tranche liability by $2.5 million, partially offset by an increase in fair value of redeemable convertible preferred stock warrant liability of $0.3 million.

Income tax expense (benefit)

During the year ended December 31, 2019, Adicet recorded income tax expense of less than $0.1 million. For the year ended December 31, 2018, Adicet recorded an income tax benefit of $0.6 million which was primarily due to the New York state net operating loss carryback, which generated a refund of income taxes paid for the year ended December 31, 2017.

Liquidity and Capital Resources

Sources of Liquidity

Since Adicet’s formation in 2014, the company has funded its operations with an aggregate of $116.3 million in gross cash proceeds from the sale of redeemable convertible preferred stock and an aggregate of $45.0 million received to date from Regeneron under the Regeneron Agreement. As of June 30, 2020, Adicet had cash, cash equivalents and marketable debt securities of $52.3 million.

Redeemable Convertible Preferred Stock

Series A Redeemable Convertible Preferred Stock

In August 2015, Adicet entered into a Series A redeemable convertible preferred stock purchase agreement (referred to as the “Purchase Agreement”) with an investor (referred to as the “Investor”) to issue and sell 12,187,500 shares of its Series A redeemable convertible preferred stock at $1.20 per share (referred to as the “Series A Purchase Price”) for total gross proceeds of $14.6 million. The Purchase Agreement also provided for the issuance and sale to the Investor of an additional 12,812,500 shares of Series A redeemable convertible preferred stock at the Series A Purchase Price upon achieving certain milestone conditions (referred to as the “Milestone Closing”). Further, from and after the occurrence of the Milestone Closing, at any time prior to the earliest to occur of (A) the two year anniversary of the Milestone Closing, (B) a liquidation or deemed liquidation or (C) an initial public offering by Adicet, the Investor had an option to purchase up to an additional 8,333,334 shares of Series A redeemable convertible preferred stock at the Series A Purchase Price (referred to as the “Additional Closing”).

In January 2016, Adicet amended the Purchase Agreement (referred to as the “the Amended Purchase Agreement”) with certain purchasers, including the Investor, to issue and sell an additional 9,015,425 shares of its Series A redeemable convertible preferred stock at the Series A Purchase Price for total gross proceeds of $10.8 million. The Amended Purchase Agreement was entered in contemplation of Adicet’s acquisition of Applied Immune Technologies, Ltd. (referred to as “AIT”) that closed on the same day and as part of the purchase consideration, Adicet issued 6,400,879 Series A redeemable convertible preferred stock shares to the former shareholders of AIT.

Per the terms of the Amended Purchase Agreement, the number of shares of Series A redeemable convertible preferred stock to be issued and sold at the Milestone Closing and Additional Closing was reduced to 9,020,833 shares and 5,875,000 shares, respectively. In November 2018, Adicet issued 9,020,833 shares of Series A redeemable convertible preferred stock at $1.20 per share for gross proceeds of $10.8 million in connection with the Milestone Closing. In July 2019, as part of the Series B redeemable convertible preferred stock purchase agreement (as described below), the Additional Closing was terminated.

Adicet also issued 411,892 and 67,656 shares of its Series A redeemable convertible preferred stock in connection with an amendment of a license agreement in February 2016 and February 2019, respectively.

In January 2016 and February 2016, Adicet issued 629,633 shares of its Series A-1 redeemable convertible preferred stock and 2,428,688 shares of Series A-2 redeemable convertible preferred stock as part of the purchase consideration for AIT.

Series B Redeemable Convertible Preferred Stock

In July 2019, Adicet issued 37,765,426 shares of Series B redeemable convertible preferred stock at $1.4034 per share for gross proceeds of $53.0 million.

In August 2019, Adicet issued 4,987,885 shares of Series B redeemable convertible preferred stock at $1.4034 per share for gross proceeds of $7.0 million.

In September 2019, Adicet issued 14,251,104 of Series B redeemable convertible preferred stock at $1.4034 per share for gross proceeds of $20.0 million.

As part of the Series B redeemable convertible preferred stock purchase agreement by and among Adicet and certain investors, including the Investor, the Investor’s option to purchase additional shares of Series A redeemable convertible preferred stock at the Series A Purchase Price was cancelled for no consideration.

In connection with Series B redeemable convertible preferred stock financing transactions, Adicet issued to its financial advisor warrants to purchase 1,781,387 shares of its Series B redeemable convertible preferred stock at an exercise price of at $1.4034 per share. These warrants will terminate at the earlier of the seven-year anniversary from the issuance date and a liquidation of the company.

Loan Agreement

On April 28, 2020, Adicet entered into a Loan and Security Agreement with Pacific Western Bank for a term loan not exceeding $12.0 million (as amended, referred to as the “Loan Agreement”) to finance leasehold improvements for its new corporate headquarters in Redwood City, California and other purposes permitted under the Loan Agreement, with an interest rate equal to the greater of 0.25% above the Prime Rate (as defined in the Loan Agreement) or 5.00%. The Loan Agreement granted to Pacific Western Bank a security interest on substantially all of Adicet’s assets other than intellectual property to secure the performance of Adicet’s obligations under the Loan Agreement, and contains a variety of affirmative and negative covenants, including required financial reporting, limitations on certain dispositions of assets or distributions, limitations on the incurrence of additional debt or liens and other customary requirements. Pacific Western Bank consented to the delivery of audited consolidated financial statements that include a going concern explanatory paragraph by Adicet’s independent registered public accounting firm for the year ended December 31, 2019 in accordance with the terms of the financial statement covenants set forth in the Loan Agreement. Therefore, as of the date of this proxy statement/prospectus/information statement, Adicet was in compliance with such covenants and had no indebtedness outstanding under the Loan Agreement.

In connection with the entrance into the Loan Agreement, Adicet issued Pacific Western Bank a warrant to purchase shares of its Series B redeemable convertible preferred stock (described below) at an exercise price of $1.4034 per share (referred to as the “Existing PacWest Warrant”), which was later assigned to an affiliate of Pacific Western Bank. The Existing PacWest Warrant is initially exercisable for 42,753 shares of Adicet’s Series B redeemable convertible preferred stock and shall be exercisable for an additional number of shares of its Series B redeemable convertible preferred stock equal to 1.00% of the aggregate original principal amount of all term loans made pursuant to the Loan Agreement (up to an aggregate maximum of 128,259 shares). Pursuant to the terms of the Existing PacWest Warrant and the merger agreement, at the effective time of the merger, resTORbio will issue a new warrant to the holder of the Existing PacWest Warrant (referred to as the “New PacWest Warrant”) which will replace the Existing PacWest Warrant. The New PacWest Warrant will be exercisable solely for shares of resTORbio common stock and the number of shares of resTORbio common stock subject to the warrant shall be determined by multiplying (x) the number of shares of Adicet capital stock that were subject to the Existing PacWest Warrant (on an as-converted basis with respect to shares of Adicet preferred stock), as in effect immediately prior to the effective time of the merger, by (y) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of resTORbio common stock. The per share exercise price for the resTORbio common stock issuable upon exercise of the New PacWest Warrant shall be determined by dividing (x) the exercise price per share of Adicet capital stock subject to the Existing PacWest Warrant (on an as-converted basis), as in effect immediately prior to the effective time of the merger, by (y) the exchange ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise set forth in the Existing PacWest Warrant shall continue in full force and effect in the New PacWest Warrant and the term, exercisability, vesting schedule and other provisions of the Existing PacWest warrant shall otherwise remain unchanged in the New PacWest Warrant. Adicet accounted for the fair value of $0.1 million of the Existing PacWest Warrant issued as a deferred asset on the consolidated balance sheet that will be amortized on a straight-line basis until Availability End Date.

Pursuant to the terms of the Loan Agreement, Pacific Western Bank has consented in principle to the consummation of the merger as a Permitted Transaction (as defined in the Loan Agreement) subject to certain conditions, including: (i) that the merger is consummated in accordance with the merger agreement (unless otherwise approved by Pacific Western Bank in writing), (ii) Adicet providing copies of all material transaction documents to Pacific Western Bank, (iii) Adicet providing any diligence materials reasonably requested by

Pacific Western Bank, (iv) resTORbio entering into a secured guaranty agreement in form and substance satisfactory to Pacific Western Bank and granting Pacific Western Bank a security interest in substantially all of its assets other than its intellectual property and (v) resTORbio issuing the New PacWest Warrant to the holder of the Existing PacWest Warrant pursuant to the terms of the merger agreement and the Existing PacWest Warrant. If the conditions set forth in the consent provided by Pacific Western Bank are not satisfied, Adicet would effectively need to terminate the Loan Agreement and repay any outstanding loan funds or refinance the facility with another lender.

Future Funding Requirements

Adicet has incurred losses of $12.9 million and $6.8 million for the six months ended June 30, 2020 and 2019, respectively, and $28.1 million and $9.3 million for the years ended December 31, 2019 and 2018, respectively. As of June 30, 2020, Adicet had an accumulated deficit of $82.6 million.

As of June 30, 2020, Adicet had cash, cash equivalents and marketable debt securities of $52.3 million. Adicet believes that its cash, cash equivalents and marketable debt securities will not be sufficient for it to continue as a going concern for at least one year from the issuance date of Adicet’s consolidated financial statements as of and for the year ended December 31, 2019 and Adicet’s condensed consolidated financial statements as of and for the six months ended June 30, 2020 included elsewhere in this proxy statement/prospectus/information statement. Adicet believes that this raises substantial doubt about its ability to continue as a going concern. As a result, Adicet will be required to raise additional capital, however, there can be no assurance as to whether additional financing will be available on terms acceptable to the company, if at all. If sufficient funds on acceptable terms are not available when needed, Adicet could be required to significantly reduce its operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs. Failure to manage discretionary spending or raise additional financing, as needed, may adversely impact Adicet’s ability to achieve its intended business objectives and have an adverse effect on its results of operations and future prospects.

Adicet’s consolidated financial statements as of and for the year ended December 31, 2019 and condensed consolidated financial statements as of and for the six months ended June 30, 2020 have been prepared assuming that it will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Adicet’s consolidated financial statements as of and for the year ended December 31, 2019 and Adicet’s condensed consolidated financial statements as of and for the six months ended June 30, 2020 do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if Adicet is unable to continue as a going concern.

All of Adicet’s revenue to date is generated from the Regeneron Agreement, which is a collaboration and license agreement. Adicet does not expect to generate any significant product revenue until it obtains regulatory approval of and commercialize any of Adicet’s product candidates or enter into additional collaborative agreements with third parties, and it does not know when, or if, either will occur. Adicet expects to continue to incur significant losses for the foreseeable future, and it expects the losses to increase as the company continues the development of, and seek regulatory approvals for, its product candidates and begin to commercialize any approved products. Adicet is subject to all of the risks typically related to the development of new product candidates, and it may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business.

Adicet will continue to require additional capital to develop its product candidates and fund operations for the foreseeable future. Adicet may seek to raise capital through private or public equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. Adicet anticipates that it will need to raise substantial additional capital, the requirements for which will depend on many factors, including:

•	the scope, timing, rate of progress and costs of Adicet’s drug discovery efforts, preclinical development activities, laboratory testing and clinical trials for Adicet’s product candidates;

•	the number and scope of clinical programs Adicet decides to pursue;

•	the cost, timing and outcome of preparing for and undergoing regulatory review of Adicet’s product candidates;

•	the scope and costs of development and commercial manufacturing activities;

•	the cost and timing associated with commercializing Adicet’s product candidates, if they receive marketing approval;

•	the extent to which Adicet acquires or in-license other product candidates and technologies;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing Adicet’s intellectual property rights and defending intellectual property-related claims;

•	Adicet’s ability to establish and maintain collaborations on favorable terms, if at all;

•

Adicet’s efforts to enhance operational systems and its ability to attract, hire and retain qualified personnel, including personnel to support the development of Adicet’s product candidates and, ultimately, the sale of its products, following FDA approval;

•	Adicet’s implementation of operational, financial and management systems;

•	the impact of the COVID-19 pandemic on U.S. and global economic conditions that may impact Adicet’s ability to access capital on terms anticipated, or at all; and

•	after the consummation of the merger, the costs associated with being a public company.

A change in the outcome of any of these or other variables with respect to the development of any of Adicet’s product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, Adicet’s operating plans may change in the future, and it will continue to require additional capital to meet operational needs and capital requirements associated with such operating plans.

Adequate funding may not be available to Adicet on acceptable terms or at all. Adicet’s failure to raise capital as and when needed could have a negative impact on its financial condition and Adicet’s ability to pursue its business strategies. If Adicet is unable to raise additional funds when needed, it may be required to delay, reduce, or terminate some or all of Adicet’s development programs and clinical trials or it may also be required to sell or license to others rights to Adicet’s product candidates in certain territories or indications that it would prefer to develop and commercialize itself. If Adicet is required to enter into collaborations and other arrangements to supplement its funds, Adicet may have to give up certain rights that limit its ability to develop and commercialize Adicet’s product candidates or may have other terms that are not favorable to it or its stockholders, which could materially affect Adicet’s business and financial condition.

See the section of this proxy statement/prospectus/information statement titled “Risk Factors—Risks Related to Adicet” for additional risks associated with Adicet’s substantial capital requirements.

Summary Statement of Cash Flows

The following table sets forth the primary sources and uses of Adicet’s cash, cash equivalents, and restricted cash for each of the periods presented below (in thousands):

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
Net cash (used in) provided by:
Operating activities	$(20,358)	$(13,384)	$(27,882)	$(18,180)
Investing activities	28,123	9,840	(47,931)	(16,058)
Financing activities	(108)	16	76,945	11,046

Net (decrease) increase in cash, cash equivalents and restricted cash	$7,657	$(3,528)	$1,132	$(23,192)

Cash Flows from Operating Activities

Net cash used in operating activities was $20.4 million for the six months ended June 30, 2020. Cash used in operating activities was primarily due to the use of funds in Adicet’s operations to develop its product candidates and transaction costs incurred in connection with the merger with resTORbio resulting in a net loss of $12.9 million, adjusted for an increase in accounts receivable as a result of $10.0 million receivable under the Regeneron Agreement, the payment for which was received in July 2020, an increase in prepaid expenses and other current assets of $2.9 million and an increase in other non-current assets of $0.7 million, partially offset by non-cash charges for depreciation and amortization expense of $0.6 million, stock-based compensation expense of $0.7 million, an increase in accounts payable of $1.1 million, an increase in contract liabilities of $0.5 million and an increase in accrued and other current liabilities of $3.5 million. The increase in prepaid expenses and other current assets and increases in accounts payable and accrued and other liabilities resulted from the timing of payments to Adicet’s service providers.

Net cash used in operating activities was $13.4 million for the six months ended June 30, 2019. Cash used in operating activities was primarily due to the use of funds in Adicet’s operations to develop its product candidates resulting in a net loss of $6.8 million, adjusted for a non-cash change in the fair value of redeemable convertible preferred stock tranche liability of $1.9 million, a decrease in contract liabilities of $6.1 million due to revenue recognized for the six months ended June 30, 2019, and a decrease in accrued and other current liabilities of $0.9 million, partially offset by depreciation expense of $0.6 million, stock-based compensation expense of $0.5 million, a decrease in prepaid expenses and other current assets of $0.8 million, and an increase in accounts payable of $0.6 million. The decrease in prepaid expenses and other current assets and accrued and other current liabilities and increase in accounts payable resulted from the timing of payments to Adicet’s service providers.

Net cash used in operating activities was $27.9 million for the year ended December 31, 2019. Cash used in operating activities was primarily due to the use of funds in Adicet’s operations to develop its product candidates resulting in a net loss of $28.1 million, adjusted for a non-cash change in fair value of the redeemable convertible preferred stock tranche liability and TRDF liability of $2.0 million, a non-cash change in fair value of redeemable convertible preferred stock warrant liability of $0.3 million, a decrease in contract liabilities of $1.0 million, and a decrease in accrued and other current liabilities of $0.4 million, partially offset by depreciation expense of $1.2 million, stock-based compensation expense of $1.2 million, a decrease in prepaid expenses and other current assets of $1.4 million, and an increase in accounts payable of $0.5 million. The decrease in prepaid expenses and other current assets, decrease in accrued and other current liabilities, and increase in accounts payable resulted from the timing of payments to Adicet’s service providers.

Net cash used in operating activities was $18.2 million for the year ended December 31, 2018. Cash used in operating activities was primarily due to the use of funds in Adicet’s operations to develop its product candidates resulting in a net loss of $9.3 million, adjusted for a non-cash change in fair value of redeemable convertible preferred stock tranche liability and TRDF liability of $4.5 million, a decrease in contract liabilities of $3.2 million, an increase in prepaid expenses and other current assets of $2.8 million, a decrease in accrued and other current liabilities of $1.3 million, a decrease in accounts payable of $0.3 million, and an increase in other non-current assets of $0.3 million, partially offset by non-cash depreciation expense of $1.2 million and stock-based compensation expense of $2.5 million. The increase in prepaid expenses and other current assets and decreases in accounts payable and accrued and other current liabilities resulted from the timing of payments to Adicet’s service providers.

Cash Flows from Investing Activities

Net cash provided by investing activities was $28.1 million for the six months ended June 30, 2020, which consisted of proceeds from maturities of marketable debt securities of $34.2 million, partially offset by purchases of marketable debt securities of $5.7 million and purchases of property and equipment of $0.4 million.

Net cash provided by investing activities was $9.8 million for the six months ended June 30, 2019, which consisted of proceeds from maturities of marketable debt securities of $12.8 million, partially offset by purchases of marketable debt securities of $2.4 million and purchases of property and equipment of $0.5 million.

Net cash used in investing activities was $47.9 million for the year ended December 31, 2019, which related to purchases of marketable debt securities of $76.1 million and purchases of property and equipment of $1.1 million, partially offset by proceeds from maturities of marketable debt securities of $29.1 million.

Net cash used in investing activities was $16.1 million for the year ended December 31, 2018, which related to purchases of marketable debt securities of $15.2 million and purchases of property and equipment of $0.9 million.

Cash Flows from Financing Activities

Net cash used in financing activities was $0.1 million for the six months ended June 30, 2020, primarily due to cash paid for debt issuance costs of $0.2 million, partly offset by cash proceeds from the exercise of stock options of less than $0.1 million.

Net cash provided by financing activities was less than $0.1 million for the six months ended June 30, 2019, primarily due to cash proceeds from the exercise of stock options.

Net cash provided by financing activities was $76.9 million for the year ended December 31, 2019, primarily due to net proceeds from the sale of Series B redeemable convertible preferred stock.

Net cash provided by financing activities was $11.0 million for the year ended December 31, 2018, due to net proceeds from the sale of Series A redeemable convertible preferred stock of $10.8 million and cash proceeds of $0.2 million from exercise of stock options.

Contractual Obligations and Commitments

The following table summarizes Adicet’s contractual obligations as of December 31, 2019 (in thousands):

	Payments Due by Period
	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating lease obligations(1)	$2,721	$6,460	$5,680	$16,328	$31,189

(1)

Adicet leases its office facility in Menlo Park, California under a non-cancellable operating leases with an expiration date of March 31, 2022 (subject to any optional extension), which lease was amended on

September 30, 2019 to include additional office space, with an expiration date of March 31, 2021 (subject to any optional extension). On October 28, 2018, Adicet executed a non-cancelable lease agreement for a new office and laboratory facility in Redwood City that has not yet commenced with an expiration date of February 28, 2030. The minimum lease payments above do not include any related common area maintenance charges or real estate taxes.

Adicet enters into contracts in the normal course of business with CROs and CMOs for preclinical and clinical studies and testing, manufacture and supply of its preclinical materials and other services and products used for operating purposes. These contracts generally provide for termination following a certain period after notice, and therefore, Adicet believes that its non-cancelable obligations under these agreements are not material.

Critical Accounting Policies, Significant Judgments and Use of Estimates

Adicet’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles, (“U.S. GAAP”). The preparation of these financial statements requires Adicet to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses incurred during the reporting periods. Adicet’s estimates are based on its historical experience and on various other factors that Adicet believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Adicet believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. For more detail on Adicet’s critical accounting policies, see Note 2 “Summary of Significant Accounting Policies” to Adicet’s audited financial statements included elsewhere in this proxy statement/prospectus/information statement.

Revenue Recognition

Adicet’s revenues are derived through the Regeneron Agreement and are accounted for in accordance with Accounting Standards Codification (“ASC”) 606. The terms of the Regeneron Agreement include (1) a research license, (2) a collaboration invention license, (3) a trademark license, (4) research and development services during the research term, (5) manufacturing services to manufacture collaboration ICPs for the research programs, (6) participation in the joint research committee, and (7) information sharing during the research term. Adicet considered that the licenses granted under the Regeneron Agreement are not capable of being distinct and are not distinct from the research and development and manufacturing services within the context of the Regeneron Agreement, because 1) such licenses are for the research and development effort during the research term, unless Regeneron exercises its option under the Regeneron Agreement, 2) the research and development services significantly increase the utility of such licenses, and 3) research and development services require collaboration ICPs being manufactured. Specifically, the licenses granted by Adicet can only provide benefit to Regeneron in combination with the research and development and manufacturing services provided by Adicet, to discover the collaboration ICPs. Similarly, the participation in the joint research committee and information sharing are not capable of being distinct and are not distinct from the research and development and manufacturing services within the context of the agreement, because the participation in the joint research committee is for monitoring and governing of the research and development efforts and the information sharing is for sharing results of such research and development efforts. Therefore, Adicet concluded all of the above promises are combined into a single performance obligation.

Adicet received a non-refundable upfront payment of $25.0 million from Regeneron upon execution of the Regeneron Agreement, an aggregate of $10.0 million of additional payments for research funding from Regeneron as of June 30, 2020 and received an additional payment of $10.0 million dollars in July 2020 from Regeneron for timely achievement of a milestone relating to the selection of a clinical candidate in June 2020. In addition, Regeneron may have to pay Adicet additional amounts in the future consisting of up to an aggregate of

$100.0 million of option exercise fees, as specified in the Regeneron Agreement. Regeneron must also pay Adicet high single digit royalties as a percentage of net sales for ICPs to targets for which it has exclusive rights, and low single digit royalties as a percentage of net sales on any non-ICP product comprising a targeting moiety generated by Adicet through the use of Regeneron’s proprietary mice. Adicet must pay Regeneron mid-single to low double digit, but less than teens, of royalties as a percentage of net sales of ICPs to targets for which Adicet has exercised exclusive rights, and low to mid-single digit of royalties as a percentage of net sales of targeting moieties generated from Adicet’s license to use Regeneron’s proprietary mice. Royalties are payable until the longer of the expiration or invalidity of the licensed patent rights or twelve (12) years from first commercial sale.

Adicet also evaluated whether the option provided to Regeneron represents a material right that would require separate deferral and recognition. The option exercise will provide Regeneron with a development and commercial license to develop and commercialize the optioned collaboration ICPs. Adicet concluded that the $25.0 million upfront payment to it was not negotiated to provide incremental discount for the future option fees payable upon Regeneron’s exercise of the option.

Regeneron could decide not to exercise the option at its own discretion. The exercise of the option by Regeneron is not certain and is dependent on many factors, such as progress made on the specific option-eligible collaboration ICP, Regeneron’s overall assessment of commercial feasibility of the further research, development and commercialization of the Option products, availability and cost of alternative programs and products. The option provides Regeneron with a license for intellectual property that will be improved from the inception of the Regeneron Agreement. In addition, the option fee is significant compared to the sum total of the upfront payment and research funding fees in the original Regeneron Agreement. Therefore, the company determined that the option provided to Regeneron does not represent a material right and that any potential exercise of the option should be accounted as a separate contract. Hence, upon the option exercise by Regeneron the option fee would be allocated to the development and commercial license which would be the only performance obligation in that separate contract, and recognized as revenue when control of the license rights is transferred to Regeneron.

As of June 30, 2020, it is not probable that Adicet will exercise its co-funding option for the optioned collaboration ICPs. If, as a result of changes in facts and circumstances, it becomes probable that Adicet will exercise its co-funding option for an optioned collaboration ICP, then Adicet will reassess the accounting of the option fees for such optioned collaboration ICP, including if the nature of its relationship with Regeneron has changed from customer-vendor to collaboration partners.

For revenue recognition purposes, Adicet determined that the duration of the contract is the same as the research term of five (5) years beginning on the execution of the Regeneron Agreement on July 29, 2016. The contract duration is defined as the period during which parties to the contract have present and enforceable rights and obligations. Adicet determined that Regeneron faces significant in-substance penalties were it to terminate the Regeneron Agreement prior to the end of the research term.

In order to determine the transaction price, Adicet evaluated all the payments and licenses to be received from Regeneron during the duration of the contract. At contract inception, Adicet determined a transaction price of the Regeneron Agreement consisting of the $25.0 million upfront payment and the aggregate research funding fees payable over the research term. Per the terms of the original Regeneron Agreement prior to the amendment effective from July 2019, the research funding fees were payable merely due to passage of time and therefore did not represent a variable consideration. After the amendment became effective in July 2019, certain of these fees became contingent upon Adicet meeting certain development and regulatory milestones. Therefore, Adicet concluded that after the amendment such potential payments became variable consideration, the receipt of which was subject to substantial uncertainty and therefore excluded from the transaction price upon the effective date of the amendment. As a result, Adicet recorded $6.6 million as a reduction to cumulative revenue recognized prior to the amendment effective date. Adicet will re-evaluate the transaction price if there is a significant change in facts and circumstances but at least at the end of each reporting period. Adicet increased the transaction price in June 2020 when it achieved the milestone for the selection of a clinical candidate to the second collaboration target under the Regeneron Agreement, resulting in a recognition of cumulative revenue of $5.2 million during the six months ended June 30, 2020.

Adicet also considered the existence of any significant financing component within the Regeneron Agreement given its upfront payment structure. Based upon this assessment, Adicet concluded that the up-front payment was provided for valid business reasons and not for the purpose of providing financing. The reason for the initial advance payment at the beginning of the contract is not to provide financing to Adicet, but to ensure Regeneron’s commitment to the contract and to provide assurance that the customer will perform its obligations under the contract. Accordingly, Adicet has concluded that the upfront payment structure of the Regeneron Agreement does not result in the existence of a significant financing component.

The royalty payments will be recognized when the related sales occur as they were determined to relate predominantly to the intellectual property licenses granted to Regeneron and therefore have also been excluded from the transaction price.

Adicet has determined that the combined performance obligation is satisfied over time. ASC 606 requires Adicet to select a single revenue recognition method for the performance obligation that depicts Adicet’s performance in transferring control of the services. Accordingly, Adicet utilizes a cost-based input method to measure proportional performance and to calculate the corresponding amount of revenue to recognize. Adicet believes this is the best measure of progress because it reflects how Adicet transfers its performance obligation to Regeneron. In applying the cost-based input method of revenue recognition, Adicet uses actual costs incurred relative to budgeted costs to fulfill the combined performance obligation. These costs consist primarily of internal full-time equivalent effort and third-party contract costs. Revenue is recognized based on actual costs incurred as a percentage of total budgeted costs as Adicet completes its performance obligations over the research term of five years. A cost-based input method of revenue recognition requires management to make estimates of costs to complete Adicet’s performance obligations. In making such estimates, significant judgment is required to evaluate assumptions related to cost estimates. The cumulative effect of revisions to estimated costs to complete Adicet’s performance obligations will be recorded in the period in which changes are identified and amounts can be reasonably estimated. A significant change in these assumptions and estimates could have a material impact on the timing and amount of revenue recognized in future periods.

Payments or reimbursements for Adicet’s research and development efforts where such efforts are considered as performance obligations are recognized as the services are performed and are presented on a gross basis.

Upfront payments are recorded as contract liabilities upon receipt or when due and require deferral of revenue recognition to a future period until Adicet performs its obligations under these arrangements. Amounts payable to Adicet are recorded as accounts receivable when its right to consideration is unconditional. Adicet does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customer and the transfer of the promised goods or services to the customer will be one year or less.

For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, Adicet recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, Adicet has not recognized any royalty revenue resulting from its license and collaboration arrangement.

Accrued Research and Development

Adicet has entered into various agreements with CMOs and CROs. Adicet’s research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development provided, but not yet invoiced, are included in accrued and other current liabilities on the consolidated balance sheet. If the actual timing of the performance of services or the level of effort varies from the original estimates, Adicet will adjust the accrual accordingly. Payments made to CMOs and CROs under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets on the consolidated balance sheets until the services are rendered. To date, Adicet’s estimated accruals have not differed materially from the actual costs.

Stock-Based Compensation

Adicet uses a fair value-based method to account for all stock-based compensation arrangements with employees and non-employees, including stock options and restricted stock awards. Adicet’s determination of the fair value of stock options on the date of grant utilizes the Black-Scholes option pricing model. The fair value of the option granted is recognized on a straight-line basis over the period during which an optionee is required to provide services in exchange for the option award, known as the requisite service period, which usually is the vesting period. Adicet accounts for forfeitures as they occur. In determining fair value of the stock options granted, Adicet uses the Black–Scholes option-pricing model, which requires the input of subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (expected term), the estimated volatility of Adicet’s common stock price over the expected term (expected volatility), risk-free interest rate and expected dividends. Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized; and the resulting change in fair value, if any, is recognized in Adicet’s consolidated statement of operations and comprehensive loss during the period the related services are rendered. These inputs are subjective and generally require significant analysis and judgment to develop. Changes in the following assumptions can materially affect the estimate of the fair value of stock-based compensation:

•

Expected Term—The expected term is calculated using the simplified method which is used when there is insufficient historical data about exercise patterns and post-vesting employment termination behavior. The simplified method is based on the vesting period and the contractual term for each grant, or for each vesting-tranche for awards with graded vesting. The mid-point between the vesting date and the maximum contractual expiration date is used as the expected term under this method. For awards with multiple vesting-tranches, the times from grant until the mid-points for each of the tranches may be averaged to provide an overall expected term.

•

Expected Volatility—Adicet uses an average historical stock price volatility of a peer group of comparable publicly traded companies in biotechnology and pharmaceutical related industries to be representative of its expected future stock price volatility, as it does not have any trading history for its common stock. For purposes of identifying these peer companies, Adicet considers the industry, stage of development, size and financial leverage of potential comparable companies. For each grant, Adicet measures historical volatility over a period equivalent to the expected term.

•

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of the stock award.

•	Expected Dividend Rate—Adicet has not paid and does not anticipate paying dividends in the near future. Accordingly, Adicet estimates the dividend yield to be zero.

Common Stock Valuations

The estimated fair value of the common stock underlying Adicet’s stock options and stock awards was determined at each grant date by its board of directors, with input from management and a third-party valuation specialist. All options to purchase shares of Adicet’s common stock are intended to be exercisable at a price per share not less than the per-share fair value of its common stock underlying those options on the date of grant.

In the absence of a public trading market for Adicet’s common stock, on each grant date, Adicet develops an estimate of the fair value of its common stock based on the information known to Adicet on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the common stock, and valuations from an independent third-party valuation firm.

Adicet’s valuations of its common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid.

The assumptions used to determine the estimated fair value of Adicet’s common stock are based on numerous objective and subjective factors, combined with management judgment, including:

•	external market conditions affecting the pharmaceutical and biotechnology industry and trends within the industry;

•	Adicet’s stage of development and business strategy;

•	the rights, preferences and privileges of Adicet’s redeemable convertible preferred stock relative to those of its common stock;

•	the prices at which Adicet sold shares of its redeemable convertible preferred stock;

•	Adicet’s financial condition and operating results, including its levels of available capital resources;

•	the progress of Adicet’s research and development efforts;

•	equity market conditions affecting comparable public companies; and

•	general U.S. market conditions and the lack of marketability of Adicet’s common stock.

The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, Adicet considered the following methods:

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Option Pricing Method. Under the option pricing method, or OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these.

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Probability-Weighted Expected Return Method. The probability-weighted expected return method, or PWERM, is a scenario-based analysis that estimates value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to Adicet, as well as the economic and control rights of each share class.

Based on Adicet’s early stage of development and other relevant factors, Adicet determined that the OPM method as well as a hybrid approach of the OPM and the PWERM methods were the most appropriate methods for allocating Adicet’s enterprise value to determine the estimated fair value of its common stock. In determining the estimated fair value of Adicet’s common stock, its board of directors also considered the fact that Adicet’s stockholders could not freely trade its common stock in the public markets. Accordingly, Adicet applied discounts to reflect the lack of marketability of its common stock based on the weighted-average expected time to liquidity. The estimated fair value of Adicet’s common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.

Following the completion of the merger, the fair value of Adicet’s common stock will be based on the closing quoted market price of the common stock of the combined company on the date of grant.

Income Taxes

Adicet provides for income taxes under the asset and liability method. Current income tax expense or benefit represents the amount of income taxes expected to be payable or refundable for the current year. Deferred income tax assets and liabilities arise due to differences between when assets or liabilities are recognized for tax purposes and when they are recognized for financial reporting purposes. Net operating losses and credit carryforwards are also deferred tax assets. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when such items are expected to reverse. Deferred income tax assets are reduced, as necessary, by a valuation allowance when management determines it is more likely than not that some or all of the tax benefits will not be realized.

Adicet assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination that the position meets the more-likely-than-not threshold and is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and Adicet will determine whether the factors underlying the more-likely-than-not threshold assertion have changed and the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

Utilization of the net operating loss carryforwards and research and development tax credit carryforwards may be subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed and any limitation is known, no amounts are being presented as an uncertain tax position.

As of December 31, 2019, Adicet had unrecognized tax benefits of $0.8 million related to the transfer of certain intellectual property from its Israeli subsidiary to the parent company, none of which would affect Adicet’s effective tax rate if recognized due to full valuation allowance. It is unlikely that the amount of liability for unrecognized tax benefits will significantly change over the next 12 months.

Adicet recognizes interest expense and penalties related to the above unrecognized tax benefits within income tax expense (benefit). Management determined that no accrual for interest and penalties was required as of December 31, 2019.

Redeemable Convertible Preferred Stock

Adicet records all shares of its redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs, if applicable. Adicet’s redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in certain events considered not solely within its control, such as a merger, acquisition, or sale of all or substantially all of the company’s assets (each, a “deemed liquidation event”), Adicet’s redeemable convertible preferred stock will become redeemable at the option of the holders of at least a majority of the then outstanding shares. Adicet has not adjusted the carrying values of its redeemable convertible preferred stock to its liquidation preference because a deemed liquidation event obligating Adicet to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock is not probable of occurring. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a deemed liquidation event will occur.

Redeemable Convertible Preferred Stock Tranche Liability

Adicet determined that its obligations to issue additional shares of redeemable convertible preferred stock upon the achievement of certain milestones or at the option of the respective holders of such shares represented freestanding financial instruments. These instruments were initially measured at fair value and were subject to remeasurement with changes in fair value recognized in other income, net in the consolidated statements of operations and comprehensive loss until they were exercised, terminated or settled.

Redeemable Convertible Preferred Stock Warrants

Adicet’s redeemable convertible preferred stock warrants require liability classification and accounting as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate Adicet to transfer assets to the holders at a future date upon the occurrence of a deemed liquidation event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in other income, net in the consolidated statements of operations and comprehensive loss. Adicet will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, the occurrence of a deemed liquidation event or the conversion of redeemable convertible preferred stock into common stock.

Off-Balance Sheet Arrangements

Since Adicet’s inception, it has not engaged in any off-balance sheet arrangements.

Indemnification Agreements

Adicet enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, Adicet indemnify, hold harmless and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, including in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third-party with respect to its technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments Adicet could be required to make under these arrangements is not determinable. Adicet has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, Adicet believes the fair value of these agreements is minimal.

Adicet has also agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at the company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the director’s or officer’s service. The maximum potential amount of future payments Adicet could be required to make under these indemnification agreements is not specified in the agreements; however, the company has director and officer insurance coverage that reduces its exposure and enables Adicet to recover a portion of any future amounts paid. Adicet believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal.

Recent Accounting Pronouncements

See the section titled “Summary of Significant Accounting Policies” in Note 2 to Adicet’s audited financial statements included elsewhere in this proxy statement/prospectus/information statement for additional information.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

The market risk inherent in Adicet’s financial instruments and in its financial position represents the potential loss arising from adverse changes in interest rates. As of June 30, 2020, Adicet had cash and cash equivalents and marketable debt securities of $52.3 million, consisting of interest-bearing money market funds, asset-backed securities, corporate debt securities, commercial paper, and U.S. Government agency bonds, for which the fair value would be affected by changes in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of Adicet’s cash equivalents, an immediate 10% relative change in interest rates would not have a material effect on the fair value of its cash equivalents or on its future interest income.

Adicet does not believe that inflation, interest rate changes or foreign currency exchange rate fluctuations have had a significant impact on its results of operations for any periods presented herein.

Internal Control Over Financial Reporting

During the preparation of Adicet’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018, the company identified material weaknesses in its internal control over financial reporting. A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Adicet’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

In connection with the audit of Adicet’s financial statements as of and for the years ended December 31, 2019 and 2018, Adicet identified material weaknesses in its internal control over financial reporting. The material weaknesses Adicet identified were as follows:

(i)

Adicet did not design or maintain an effective control environment commensurate with its financial reporting requirements due to lack of a sufficient number of accounting professionals with the appropriate level of experience and training;

(ii)

Adicet did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, and monitoring controls maintained at the corporate level were not at a sufficient level of precision to provide for the appropriate level of oversight of activities related to its internal control over financial reporting;

(iii)

Adicet did not design and maintain effective controls over segregation of duties with respect to the preparation and review of account reconciliations as well as creating and posting manual journal entries; and

(iv)	Adicet did not design and maintain formal accounting policies, processes and controls to analyze, account for and disclose complex transactions.

Remediation of Material Weaknesses in Internal Control over Financial Reporting

Adicet’s management, under the supervision of its Chief Executive Officer and Chief Financial Officer, has undertaken a plan to remediate the material weaknesses identified above. The remediation efforts summarized below, which are either implemented or in the process of being implemented, are intended to address the identified material weaknesses.

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Adicet has engaged a temporary Corporate Controller, and is actively seeking to engage a permanent Corporate Controller, whose primary responsibilities include working with third-party consultants to improve the design, implementation, execution and supervision of the company’s internal control over financial reporting, including development of formal accounting policies, procedures and controls;

•	Ensure key accounting personnel have appropriate training;

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Implement formalized training of accounting personnel responsible for preparation and review of account reconciliations and the posting and reviewing manual journal entries, to be held on a periodic basis, and ensure appropriate segregation of duties are implemented; and

•	Following the merger, engage additional accounting staff with appropriate experience, certification, education and training with respect to public company accounting.